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(Bristol Retail                                                     Exhibit 99.1
Solutions, Inc.
Logo Here)           BRISTOL RETAIL SOLUTIONS, INC.
5000 Birch Street, Suite 205, Newport Beach, California 92660, Telephone 949-475-0800, Facsimile 949-475-0808



FOR IMMEDIATE RELEASE

CONTACT: Michael Shimada                                     Paul Spindler
Bristol Retail Solution, Inc.                                Spindler & Reynolds
(949) 475-0800                                               (310) 557-9112


                       MANAGEMENT REORGANIZATION ANNOUNCED
                        AT BRISTOL RETAIL SOLUTIONS, INC.

         NEWPORT BEACH, CA. Jan. 19, 1999 - Bristol Retail Solutions, Inc. (BRTL: NASDAQ) today announced the appointment of Lawrence Cohen as acting chairman and chief executive officer and Michael Shimada as acting chief operating officer as the first step in a management reorganization of the retail automation company.
         The appointments follow the termination yesterday of Richard H. Walker as president and chief executive officer and the resignation of Paul Spindler as chairman and a director. Spindler will continue to serve Bristol as a consultant, the company said. Earlier in the month, N. Douglas Mazza resigned as chief operating officer to accept a similar position with an international non-profit organization.
         Cohen, a founding director of Bristol, is chairman of Registry Magic, Inc., a speech recognition technology company. Shimada is Bristol's senior vice president-chief financial officer and will temporarily serve in a dual capacity, the company said.
         Cohen said a search is underway for permanent appointees to the positions of chairman, chief executive and chief operation officer.
         Bristol Retail Solutions, headquartered in Newport Beach, California, provides retail automation products and services through a company-owned business units in 17 cities and 8 states.


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